Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10 of Manulife Financial Corporation, and in the related short form base shelf prospectus pertaining to the issue and sale of up to US$5,000,000,000 in an aggregate amount of Debt Securities, Class A Shares, Class B Shares, Class 1 Shares, Common Shares, Subscription Receipts, Warrants, and Units of Manulife Financial Corporation, of our report dated February 15, 2023, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2022 and 2021 and for the years then ended, included in Manulife Financial Corporation’s 2022 Annual Report (Form 40-F) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada
September 26, 2023